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                                                    --------------------------
                                                    OMB Number:  3235-0145
                                                    Expires:  October 31, 1997
                                                    Estimated average burden
                                                    hours per response...14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*


                      Collaborative Clinical Research, Inc.
                      -------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   194190 10 4
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  2  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Oxford Bioscience Partners L.P.                                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                                Page 2 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  3  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Adjunct) L.P.                          |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                               Page 3 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  4  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  OBP Management L.P.                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                               Page 4 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  5  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Bermuda) Limited Partnership           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                                Page 5 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  6  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  OBP Management (Bermuda) Limited Partnership                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                               Page 6 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  7  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Edmund M. Olivier                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------



                               Page 7 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  8  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Cornelius T. Ryan                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------



                               Page 8 of 16 Pages

-------------------------                           ---------------------------
|CUSIP NO. 444903108    |           13G            |   Page  9  of  16  Pages |
|          ---------    |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Alan G. Walton                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  607,752 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  607,752 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  607,752 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.5%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------



                               Page 9 of 16 Pages

         NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) L.P., a Delaware limited partnership; (iii) OBP Management L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (vi) Edmund M. Olivier; (vii) Cornelius T. Ryan; and (viii) Alan G. Walton.


Item 1(a).      Name of Issuer:  Collaborative Clinical Research, Inc.
                --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                20600 Chagrin Blvd., Cleveland, Ohio  44122

            Item 2(a)                         Item 2(b)                   Item 2(c)

                                                                        Citizenship or Place
      Name of Person Filing                    Address                of Organization

Oxford Bioscience Partners L.P.       Oxford Bioscience Partners              Delaware
     ("OBP")                          315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners              Delaware
     (Adjunct) L.P. ("OBP Adjunct")   315 Post Road West
                                      Westport, CT 06880

OBP Management L.P. ("OBP             Oxford Bioscience Partners              Delaware
     Management"), the general        315 Post Road West
     partner of OBP and OBP Adjunct   Westport, CT 06880

Oxford Bioscience Partners            Richmond House                          Bermuda
     (Bermuda) Limited Partnership    Par-la-Ville Road
     ("OBP Bermuda')                  Hamilton, Bermuda

OBP Management (Bermuda) Limited      Richmond House                          Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda"), the general           Hamilton, Bermuda
     partner of OBP Bermuda

Edmund M. Olivier, a general          Oxford Bioscience Partners              United States
     partner of OBP Management and    650 Town Center Drive
     OBP Management Bermuda           Costa Mesa, California  92626

Cornelius T. Ryan, a general          Oxford Bioscience Partners              United States
     partner of OBP Management and    315 Post Road West
     OBP Management Bermuda           Westport, CT 06880

Alan G. Walton, a general partner     Oxford Bioscience Partners              United States
     of OBP Management and OBP        315 Post Road West
     Management Bermuda               Westport, CT 06880


Item 2(d).      Title of Class of Securities:  Common Stock, $.01 par value.
                ----------------------------

                              Page 10 of 16 pages

Item 2(e).      CUSIP Number:  194190 10 4
                ------------

Item 3.         If this statement is filed pursuant to Rules 13d-1(b), or
                ---------------------------------------------------------
                13d-2(b), check whether the person filing is a:
                ----------------------------------------------

                (a)   [  ]    Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                (b)   [  ]    Bank as defined in Section 3(a)(6) of the Act.

                (c)   [  ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act.

                (d)   [  ]    Investment Company registered under Section 8 of
                              the Investment Company Act of 1940.

                (e)   [  ]    Investment Adviser registered under Section 203
                              of the Investment Advisers Act of 1940.

                (f)   [  ]    Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g)   [  ]   Parent Holding Company, in accordance with Rule
                             13d-1(b)(ii)(G) of the Act.

                (h)   [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                             of the Act.

                None of the above.

Item 4.         Ownership.
                ----------

                (a) Amount Beneficially Owned: As of December 31, 1997, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                        OBP:                                     408,690 Shares
                        OBP Adjunct:                             82,517 Shares
                        OBP Management:                          0 Shares
                        OBP Bermuda:                             113,378 Shares
                        OBP Management Bermuda:                  0 Shares
                        Mr. Olivier:                             0 Shares
                        Mr. Ryan:                                0 Shares
                        Mr. Walton:                              0 Shares

                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP, OBP Adjunct and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Additionally, OBP Management owns presently exerciseable options to purchase an aggregate of 3,167 shares of Common Stock. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general partner OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares and options held by OBP, OBP Adjunct and OBP Bermuda.


                              Page 11 of 16 pages

                (b)   Percent of Class:

                        OBP:                                     9.5%
                        OBP Adjunct:                             9.5%
                        OBP Management:                          9.5%
                        OBP Bermuda:                             9.5%
                        OBP Management Bermuda:                  9.5%
                        Mr. Olivier:                             9.5%
                        Mr. Ryan:                                9.5%
                        Mr. Walton:                              9.5%

                The foregoing percentages are calculated based on the 6,407,247 shares of Common Stock reported to be outstanding as of October 31, 1997 in the Quarterly Report on Form 10-Q of Collaborative Clinical Research, Inc. for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c)   Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:

                        OBP:                                     0 Shares
                        OBP Adjunct:                             0 Shares
                        OBP Management:                          0 Shares
                        OBP Bermuda:                             0 Shares
                        OBP Management Bermuda:                  0 Shares
                        Mr. Olivier:                             0 Shares
                        Mr. Ryan:                                0 Shares
                        Mr. Walton:                              0 Shares

                      (ii)     shared power to vote or to direct the vote:

                        OBP:                                     607,752 Shares
                        OBP Adjunct:                             607,752 Shares
                        OBP Management:                          607,752 Shares
                        OBP Bermuda:                             607,752 Shares
                        OBP Management Bermuda:                  607,752 Shares
                        Mr. Olivier:                             607,752 Shares
                        Mr. Ryan:                                607,752 Shares
                        Mr. Walton:                              607,752 Shares





                              Page 12 of 16 pages

                (iii) sole power to dispose or to direct the disposition of:

                        OBP:                                     0 Shares
                        OBP Adjunct:                             0 Shares
                        OBP Management:                          0 Shares
                        OBP Bermuda:                             0 Shares
                        OBP Management Bermuda:                  0 Shares
                        Mr. Olivier:                             0 Shares
                        Mr. Ryan:                                0 Shares
                        Mr. Walton:                              0 Shares

                (iv) shared power to dispose or to direct the disposition of:

                        OBP:                                     607,752 Shares
                        OBP Adjunct:                             607,752 Shares
                        OBP Management:                          607,752 Shares
                        OBP Bermuda:                             607,752 Shares
                        OBP Management Bermuda:                  607,752 Shares
                        Mr. Olivier:                             607,752 Shares
                        Mr. Ryan:                                607,752 Shares
                        Mr. Walton:                              607,752 Shares

                Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of Collaborative Clinical Research, Inc., except any shares held directly of record.

Item 5.         Ownership of Five Percent or Less of a Class.
                ---------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ----------------------------------------------------------------

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                -------------------------------------------------------------

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.
                ----------------------------------------------------------

                Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H) of the Act.

Item 9.         Notice of Dissolution of Group.
                -------------------------------

                Not applicable.


                              Page 13 of 16 pages

Item 10.        Certification.
                --------------

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                              Page 14 of 16 pages

                                    Signature

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 to our intitial Schedule 13G filing.


Dated:   February 13, 1998

                                   OXFORD BIOSCIENCE PARTNERS L.P.

                                   By:  OBP Management L.P., its general partner

                                        By:  /s/  Alan G. Walton
                                             ---------------------------------
                                              Alan G. Walton
                                              General Partner


                                   OXFORD BIOSCIENCE PARTNERS
                                        (ADJUNCT) L.P.

                                   By:  OBP Management L.P., its general partner


                                        By:  /s/  Alan G. Walton
                                             ---------------------------------
                                              Alan G. Walton
                                              General Partner


                                   OXFORD BIOSCIENCE PARTNERS
                                        (BERMUDA) LIMITED PARTNERSHIP

                                   By:  OBP Management (Bermuda) Limited
                                             Partnership, its general partner

                                        By:  /s/  Alan G. Walton
                                             ---------------------------------
                                            Alan G. Walton
                                            General Partner


                                   OBP MANAGEMENT L.P.

                                        By:  /s/  Alan G. Walton
                                             ---------------------------------
                                              Alan G. Walton
                                              General Partner


                                   OBP MANAGEMENT (BERMUDA) LIMITED
                                        PARTNERSHIP

                                        By:  /s/  Alan G. Walton
                                             ---------------------------------
                                              Alan G. Walton
                                              General Partner


                              Page 15 of 16 pages

                                              /s/  Cornelius T. Ryan
                                              ---------------------------------
                                               Cornelius T. Ryan


                                              /s/  Alan G. Walton
                                              ---------------------------------
                                               Alan G. Walton


                                              /s/  Edmund M. Olivier
                                              ---------------------------------
                                               Edmund M. Olivier




                              Page 16 of 16 pages